Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated January 12, 2016, relating to the balance sheet of Silver Run Acquisition Corporation as of December 31, 2015, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 4, 2015 (date of inception) to December 31, 2015, appearing in the Registration Statement on Form S-1, File No. 333-209140 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 23, 2016